UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2010

Regency Affiliates, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7949	72-0888772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 N.E. Jensen Beach, Florida		34957
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (772) 334-8181

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 3.03.  MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Amendments to the certificate of incorporation of Regency Affiliates, Inc. (“Regency” or the “Company”) providing for (i) a 1-for-100 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $.01 per share (“Common Stock”), and (ii) a 100-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”) were filed with the Secretary of State of the State of Delaware on September 20, 2010 and became effective at 4:58 and 4:59 p.m. (New York City time), respectively, on September 21, 2010.  As previously disclosed, the amendments were unanimously approved by the Company’s Board of Directors on January 28, 2010, and the written consent in lieu of a meeting, dated February 26, 2010, of the holders of a majority of the Company’s issued and outstanding shares of common stock.

As a result of the Transaction, stockholders owning fewer than 100 shares of Common Stock immediately before the effective time of the Reverse Stock Split no longer own such shares as of the effective time of the Reverse Stock Split and, in lieu thereof, are entitled to receive from the Company $6.00 in cash, without interest, for each of such shares of Common Stock.  The Transaction will not result in any change in the number of shares of Common Stock held by stockholders of Regency other than stockholders of who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 100 shares of Regency’s Common Stock.

Although the Company is in the process of tabulating the number of stockholders who will receive cash in the Transaction, the Company believes that, as a result of the Transaction, the Company has fewer than 300 stockholders of record.  With fewer than 300 stockholders of record the Company will be permitted to, and intends to, file for termination of registration of its common stock under the Securities Exchange Act of 1934, as amended.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 20, 2010.
3.2	Certificate of Amendment to Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 20, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY AFFILIATES, INC.

By:	/s/ Laurence S. Levy
Name:	Laurence S. Levy
Title:	President

Date:  September 24, 2010